Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173025 and 333-162885) of Merck & Co., Inc. of our report dated June 19, 2018, relating to the financial statements and supplemental schedule of the MSD Employee Stock Purchase and Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
June 19, 2018